EXHIBIT 10.9

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”) is made as of the 20th day of April, 2005 (the “Effective Date”), by and between Ernest Williams II Q-TIP TUA dated 01/25/2002 (the “Additional Participant”) and Syntroleum International Corporation, a Delaware corporation, in its capacity as Operator under that certain Participation Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Participation Agreement”), dated as of April 11, 2005, by and between Syntroleum International Corporation (the “Operator” or “Syntroleum”) and Dorset Group Corporation (the “Initial Participant”). The Additional Participant and the Operator are each individually referred to herein as a “Party” and collectively referred to herein as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Participation Agreement.

RECITALS

WHEREAS, the Additional Participant has agreed to provide a capital commitment to the Operator in the amount of $10 million dollars U.S. (the “Additional Commitment”) in accordance with the terms of Section 2.1 of the Participation Agreement; and

WHEREAS, pursuant to Section 13.9 of the Participation Agreement, the Additional Participant is required to enter into this Joinder with the Operator.

NOW, THEREFORE, the Parties agree as follows:

SECTION 1. Joinder. By its signature below, the Additional Participant hereby joins the Participation Agreement as an Participant, and hereby agrees to contribute capital to the Operator in the amount of the Additional Commitment. Upon acceptance of this Joinder by the Operator, the Additional Participant shall be a Party to, and bound by, the Participation Agreement as a Participant thereunder.

SECTION 2. Closing. Within ten (10) Days of the Effective Date, the Additional Participant shall pay three percent (3%) of the Additional Commitment to the Operator in accordance with the Operator’s wire transfer instructions set forth in the Participation Agreement.

SECTION 3. Representations and Warranties. The Additional Participant hereby represents and warrants to the Operator that this Joinder has been duly authorized, executed and delivered by it and constitutes the legal, valid and binding obligation of the Additional Participant, enforceable against it in accordance with its terms. The Additional Participant also makes each of the representations and warranties contained in Section 11.1 of the Participation Agreement, which are incorporated herein, mutatis mutandis.

SECTION 4. Effectiveness; Automatic Increase. This Joinder shall become effective when it shall have been accepted by the Operator. Upon the acceptance of this Joinder by Operator, the aggregate amount of the Commitment shall automatically be increased by an amount equal to the Additional Commitment and the signature page hereto shall automatically be deemed a signature page to the Participation Agreement.

SECTION 5. Lack of Reliance on the Operator or the Participants. The Additional Participant acknowledges that it has, independently and without reliance upon the Operator, the Initial Participant or any other Participant and based on such documents and information as it has deemed appropriate, made its own analysis and decision to enter into this Joinder and become an Participant under the Participation Agreement.

SECTION 6. Certain Disclaimers. By its signature below, the Additional Participant hereby acknowledges and agrees that the Operator has not made, does not make, and the Operator specifically negates and disclaims, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express, implied or statutory, oral or written, past or present, regarding any of the matters described in clauses (a) through (e) of Section 11.3 of the Participation Agreement.

SECTION 7. Governing Law. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS, EXCLUDING THE APPLICATION OF ANY CHOICE OF LAW RULES OR PRINCIPLES (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF LAWS OF A DIFFERENT JURISDICTION.

SECTION 8. Dispute Resolution. Any dispute, controversy, or claim arising out of or in relation to or in connection with this Joinder shall be resolved in accordance with the procedures outlined in Section 13.8 of the Participation Agreement, which are incorporated herein, mutatis mutandis.

SECTION 9. Execution in Counterparts. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Each Party agrees to accept the facsimile signature of the other Party and to be bound by its own facsimile signature; with the understanding that the Parties shall subsequently exchange original signatures.

SECTION 10. Notices to Additional Participant. All communications and notices to the Additional Participant under this Joinder or under the Participation Agreement shall be given to it at the address set forth under its signature below. Any wire transfers to be made to the Additional Participant under the Participation Agreement shall be made in accordance with the instructions set forth below its address for notices. Any changes to either its address for notices or its wire transfer instructions shall be made in accordance with the Participation Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the Additional Participant has duly executed this Joinder as of the Effective Date.

Additional Participant:

ERNEST WILLIAMS II Q-TIP TUA DATED 01/25/2002

By
Name:	Ernest Williams, III
Title:	Trustee

Acknowledged and Agreed to:

SYNTROLEUM INTERNATIONAL CORPORATION, as Operator

By
Name:	Greg G. Jenkins
Title:	Vice President & Chief Financial Officer